Exhibit 10.1

GERMAN AMERICAN BANCORP, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

I.                                        INTRODUCTION

The German American Bancorp, Inc. 2019 Employee Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of German American Bancorp, Inc. (the “Company”) on March 4, 2019, subject to approval of the Company’s shareholders at their annual meeting scheduled to be held on May 16, 2019.  The Board of Directors of the Company shall determine the effective date of the first offering, if any, under the Plan.  The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries the opportunity to invest in the Company through convenient payroll contributions.  These contributions are used quarterly to purchase shares of common stock of the Company at a discount from the current market price.  As used in this Plan, “subsidiary” means any “subsidiary corporation” as that term is defined in Section 424 of the Internal Revenue Code of 1986 (the “Code”).

The Plan may continue until all the stock allocated to it has been purchased or until September 30, 2029, whichever is earlier.  The Board may terminate the Plan at any time, or make such amendment of the Plan as it may deem advisable, but no amendment may be made without the approval of the Company’s shareholders if it would materially: (i) increase the benefits accruing to participants under the Plan; (ii) modify the requirements as to eligibility for participation in the Plan; (iii) increase the number of shares which may be issued under the Plan (except as permitted under Section III); (iv) increase the cost of the Plan to the Company; or (v) alter the allocation of Plan benefits among participating employees.

The Plan is not qualified under Section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  It is the Company’s intention to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

II.                                   ADMINISTRATION

The Plan shall be administered by a committee of the Board of Directors which shall consist of two or more members of the Board, none of whom is eligible to participate in the Plan and all of whom are “Non-Employee Directors,” as such term is defined in Rule 16b-3(b)(3) of the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or as required by any successor rule (the “Committee”). The Compensation/Human Resources Committee appointed by the Company’s Board of Directors shall act as the Committee under the Plan unless the Board of Directors otherwise directs.  The Committee shall prescribe rules and regulations for the administration of the Plan and interpret its provisions.  The Committee may correct any defect, reconcile any inconsistency or resolve any ambiguity in the Plan.  The actions and determinations of the Committee on matters relating to the

Plan are conclusive.  The Committee and its members may be addressed in care of the Company at its principal office.  The members of the Committee do not serve for fixed periods but may be appointed or removed at any time by the Board.

III.                              STOCK SUBJECT TO THE PLAN

An aggregate of 750,000 shares of common stock, without par value, of the Company (each a “Common Share” and, collectively, the “Common Shares”) are available for purchase under the Plan.  Common Shares which are to be delivered under the Plan may be obtained by the Company by authorized purchases on the open market or from private sources, or by issuing authorized but unissued Common Shares.  In the event of any change in the Common Shares through recapitalization, merger, consolidation, stock dividend or split, combination or exchanges of shares or otherwise, the Committee shall make such equitable adjustments in the Plan and the then outstanding offering as it deems necessary and appropriate including, but not limited to, changing the number of Common Shares reserved under the Plan and the price of the current offering.  If the number of Common Shares that participating employees become entitled to purchase is greater than the number of Common Shares available, the Committee or its designee will allocate the available shares pro rata to participants in as near a uniform manner as practical and will promptly refund to participants any remaining payroll contributions not applied to the purchase of stock.

IV.                               ELIGIBILITY

All employees of the Company and its subsidiaries will be eligible to participate in the Plan.  No employee shall be eligible to participate in an offering unless he or she has been continuously employed by the Company or subsidiary for at least six months as of the first day of such offering.  No employee shall be eligible to participate in the Plan if, immediately after an option is granted under the Plan, the employee owns more than five percent (5%) of the total combined voting power or value of all classes of shares of the Company or of any parent or subsidiary of the Company.

V.                                    OFFERINGS, PARTICIPATION AND DEDUCTIONS

A.                                    Offerings and Offering Periods.  The Plan shall be implemented by a series of consecutive three-month offering periods, with each new offering period commencing on the first day of each calendar quarter (beginning October 1, 2019), or at such other time or times as may be determined by the Committee (the “Offering Date”), and ending on the last trading day of each calendar quarter, or at such other time or times as may be determined by the Committee (the “Purchase Date”). The Plan shall continue until terminated in accordance with Section I. Subject to the provisions concerning termination in Section I, the Committee shall have the power to change the duration and/or frequency of offering periods with respect to future offerings and shall use reasonable efforts to notify employees of any such change at least five (5) days prior to the scheduled beginning of the first offering period to be affected. In no event shall any option granted hereunder be exercisable more than twenty-seven (27) months from its Offering Date.

B.                                    Participation and Payroll Deduction Accounts. An eligible employee may participate in an offering by authorizing, on or before the tenth (10th) business day preceding the Offering Date for such offering, a payroll deduction for such purpose, expressed as a percentage of Eligible Compensation, which is within the minimum and maximum rates established by the Committee. “Eligible Compensation” for purposes of determining the amount of a participant’s contributions for any option period shall be the gross (before taxes are withheld) total of all base wages and salaries, commissions, overtime and bonuses received during the option period.  Eligible Compensation shall not include any compensation not included in the previous sentence. Notwithstanding the foregoing, the Committee shall have discretion to determine the application of this definition to the participants of an offering on a uniform and nondiscriminatory basis.  In addition, the Committee may at any time suspend an offering or change the terms of the offering, subject to the provisions of this Plan and Section 423 of the Code, if required by law or if determined by the Committee to be in the best interests of the Company.

The Company will maintain or cause to be maintained a payroll deduction account for each participating employee (a “Payroll Deduction Account”).  All funds received or held by the Company or its subsidiaries under the Plan may be, but need not be, segregated from other corporate funds.  Any balance remaining in any employee’s Payroll Deduction Account at the end of an offering period will be refunded to the employee.

C.                                    Changes, Suspension and Withdrawal.  Subject to rules, procedures and forms adopted by the Committee, a participating employee may, at any time during the offering period, prospectively increase, decrease or suspend his or her rate of payroll deductions or discontinue payroll deductions and withdraw the entire balance of his or her Payroll Deduction Account without interest and thereby withdraw from participation in an offering.  Under the initial rules established by the Committee, payroll deductions may be increased or decreased only as of a quarterly Offering Date, by filing a new payroll deduction authorization with Human Resources at least ten (10) business days prior to the Offering Date.  Under such initial rules, in order to be effective for an offering, any request to withdraw therefrom must be received by the Company on or before the tenth (10th) business day prior to the Purchase Date for such offering.

D.                                    Retirement, Death and Termination of Employment.  In the event of a participating employee’s retirement, death or termination of employment, his or her participation in any offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan, and the balance in the employee’s account shall be paid to the employee, or, in the event of the employee’s death, to the employee’s beneficiary designated on a form approved by the Committee (or, if the employee has not designated a beneficiary, to his or her estate), and in either case, without interest.

E.                                     Continued Participation.  If a participating employee has not suspended or discontinued his or her payroll deductions or has not otherwise elected to cease participation in a future offering in accordance with the rules and procedures set forth in paragraph C above, his or her payroll deductions shall continue at the rate currently in effect throughout the offering period and for future offering periods unless reduced to reflect a change by the Committee in the maximum permissible rate.  Such employee shall be deemed to have accepted each new offer and to have authorized payroll deductions in respect thereof during each such future offering period.

VI.                               PURCHASE, LIMITATIONS AND PRICE

A.                                    Option Grant and Exercise; Purchase of Shares.  Each employee participating in any offering under the Plan shall be granted an option, on the Offering Date for such offering, for as many Common Shares (which may include a fractional Common Share) as the amount of his or her Payroll Deduction Account at the end of such offering period can purchase.  No employee may be granted an option under the Plan which permits his or her rights to purchase Common Shares under the Plan, and any other stock purchase plan of the Company or a parent or subsidiary of the Company qualified under Section 423 of the Code, to accrue at a rate which exceeds the maximum amount established by the Committee, but which maximum amount may in no event exceed $25,000 of Fair Market Value of such Common Shares (based on the value of the stock on their grant/enrollment date) for each calendar year in which any option is outstanding at any time. As of the Purchase Date for each offering period, each employee who continues to be a participant in the offering shall be deemed to have exercised his or her option to purchase the number of Common Shares (which may include a fractional Common Share) as the balance of his or her Payroll Deduction Account on such date may pay for at the purchase price.  Such employee’s Payroll Deduction Account will be charged for the amount of the purchase and a book-entry credit representing such shares shall recorded in the share account described below.

B.                                    Share Accounts; Book-Entry; Dividend Reinvestment.  All Common Shares purchased shall be credited in book-entry form to a separate share account for participating employees (a “Share Account”). Any cash dividends paid with respect to the Common Shares in a participant’s Share Account shall be distributed to the participant or the participant may choose to apply cash dividends to the purchase of additional shares by enrolling in the Company’s Dividend Reinvestment Plan. Any non-cash dividends paid with respect to the shares in a participant’s Share Account shall be added to the shares held for a participant in his or her Share Account.

C.                                    Title of Accounts.  Each Share Account will be registered only in the name of the participating employee.

D.                                    Rights as a Shareholder. After a participant’s Payroll Deduction Account has been charged with the amount of the purchase price, the participating employee shall have all of the rights and privileges of a shareholder of the Company with respect to the Common Shares purchased under the Plan and held in the Share Account. A participant may withdraw or sell the shares in his or her Share Account at any time by providing written notice to the Company’s transfer agent.

E.                                     Account Statements. Not less than annually, each participating employee will receive a statement as to the amounts held in their Payroll Deduction Account and Share Account.

F.                                      Determination of Purchase Price.  The Committee shall determine the purchase price of a Common Share for purposes of each offering, which price shall be an amount in the range from ninety-five percent (95%) and one hundred percent (100%) of the Fair Market Value of a Common Share on the Purchase Date.   If the Committee for any reason should fail to determine the price for any offering within the percentage range specified by the preceding sentence for any offering, the percentage shall be ninety-five percent (95%). Notwithstanding the foregoing, in no event shall the purchase price be less than eighty-five percent (85%) of the Fair Market Value of a Common Share on the Offering Date.

“Fair Market Value” of a Common Share on a given date means the NASDAQ Official Closing Price (or similar closing price information if The NASDAQ Stock Market LLC (NASDAQ) no longer makes available a figure called the NASDAQ Official Closing Price) on such date (“NOCP”), or if no NOCP is furnished by NASDAQ for the Common Shares on such date, the NOCP of a Common Share on the most recent day on which NASDAQ has furnished an NOCP for the Common Shares.  If the Common Shares are not listed on any given date on the NASDAQ Global Select Market or similar market for which an NOCP (or similar closing price) is furnished by NASDAQ or other applicable exchange, then “Fair Market Value” is defined as the fair market value of a share on such date as determined in good faith by the Committee.

VII.                          TRANSFER OF INTERESTS

No option, right or benefit under the Plan may be transferred by a participating employee other than by will or the laws of descent and distribution, and all options, rights and benefits under the Plan may be exercised during the participating employee’s lifetime only by such employee or the employee’s guardian or legal representative.  There are no restrictions imposed by or under the Plan upon the resale of Common Shares issued under the Plan.

Certain officers of the Company are subject to restrictions under Section 16(b) of the 1934 Act.  With respect to such officers, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void if permitted by law and deemed advisable by the Committee.

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Approved and adopted by the shareholders of German American Bancorp, Inc. on May 16, 2019.